Exhibit 24

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that John J. Connolly, Ed.D., whose signature appears below, constitutes and appoints Trent J. Carman, Crystal L. Gordon, Marilyn R. Moll and Peter H. Schwartz as attorneys-in-fact and agents for the undersigned solely for the purpose of executing reports and amendments required under Rule 144 of the Securities Act of 1933, and Sections 13 and 16 of the Securities and Exchange Act of 1934, and filing the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that said attorneys-in-fact have done or caused to be done, or may do or cause to be done, by virtue hereof.

The undersigned further agrees to indemnify and hold harmless each appointee against any liability for any actions performed by that appointee in good faith on behalf of the undersigned pursuant to this power of attorney.

This power of attorney revokes any prior power of attorney appointing other individuals for the purpose of executing reports required under Rule 144 of the Securities Act of 1933, and Sections 13 and 16 of the Securities and Exchange Act of 1934.

This power of attorney shall remain in effect until revoked by a subsequent written instrument.

Dated:  May 30, 2012

/s/ John J. Connolly
John J. Connolly, Ed.D.